AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of this 20th day of September, 1999 by and among (i) HOMESEEKERS.COM, INCORPORATED, a Nevada corporation ("HomeSeekers"); (ii) XMLS, LLC, a Nevada limited liability company and wholly owned subsidiary of HomeSeekers ("Subsidiary" or "Sub"); (iii) TDT, LLC, a Nevada limited liability company ("Terradatum"); and (iv) the following named members of Terradatum, who constitute the owners of all of the percentage interests in of Terradatum (collectively, "the Members"):

Name of Member / Manager            Address                                     Member's Voting Percentage
------------------------            -------                                     --------------------------
                                                                                Interest in TDT, LLC
                                                                                --------------------
STEVEN HIGHTOWER                    8300 Sonoma Mountain Road                   thirty-three percent (33%)
Sole Manager                        Glen Ellen, CA 95442

PETER KRAUSE                        1305 North Dutton                           thirty-three percent (33%)
                                    Santa Rosa, CA 95404

WILLIAM D. BIGGS                    561 Silva Ave                               thirty-three percent (33%)
                                    Glen Ellen, CA 95442

TERRADATUM, LLC, a                  1305 North Dutton                           one percent (1%)
Washington limited liability        Santa Rosa, CA 95404
company                             P.O. Box 400
                                    Glen Ellen, CA 95442

                                    RECITALS

         A. Terradatum is in the business of development, marketing, and licensing Internet based multiple listing service systems in the United States of America (the "Business" or "Terradatum's Business");

         B. The Board of Directors of HomeSeekers, and the members and managers of Sub and Terradatum have deemed it advisable that HomeSeekers and Terradatum combine their operations by a merger of Terradatum into Sub, under the terms and conditions hereinafter set forth (the "Merger");

         C. The Board of Directors of HomeSeekers, and the managers and members of Sub and Terradatum have approved and adopted this Agreement and Plan of Merger (as defined below) and intend that, to the extent possible, the Merger qualify for federal income tax purposes as a reorganization within the meaning of Section 708 of the Internal Revenue Code of 1986, as amended (the "Code"); and

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

         D. The Board of Directors of HomeSeekers, and the managers and members of Sub and Terradatum have determined that it is in the best interests of their respective shareholders and members for HomeSeekers to acquire all of the percentage interests in Terradatum. In order to effectuate the acquisition, the parties have agreed, subject to the terms and conditions set forth in this Agreement, to merge Terradatum with and into Sub so that Sub continues as a surviving limited liability company and wholly-owned subsidiary of HomeSeekers, and the Members will be issued certain cash and shares of common stock of HomeSeekers, in exchange for all of the percentage interests in Terradatum.

                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements herein contained and subject to the conditions and other terms herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. Upon performance (or waiver) of all covenants and obligations of the parties contained herein and upon fulfillment (or waiver) of all conditions to the obligations contained herein, and pursuant to Chapter 92A of the Nevada Revised Statutes (the "NRS"), at the Effective Time (as defined below) the following will occur:

                  (a) Terradatum will be merged with and into Sub, with Sub being the surviving limited liability company (the "Surviving Limited Liability Company") and the separate existence and organization of Terradatum will cease, and thereupon Sub will be a wholly-owned subsidiary of HomeSeekers;

                  (b) Sub, as the Surviving Limited Liability Company, will succeed, in so far as permitted by law, to all rights, assets, liabilities and obligations of Terradatum in accordance with the NRS;

                  (c) The Articles of Organization and Operating Agreement of Sub will be the Articles of Organization and Operating Agreement of the Surviving Limited Liability Company until amended as provided by law;

                  (d) The managers of Sub will be the initial managers of the Surviving Limited Liability Company at and after the Effective Time.


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

                                   ARTICLE II

                     PURCHASE PRICE/CONVERSION OF SECURITIES

         2.1 Conversion of Terradatum Membership Interests in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Terradatum, HomeSeekers, or the Members:

                  (a) all membership interests in Terradatum (the "Terradatum Membership Interests") owned by Terradatum or the Members shall be canceled and shall cease to exist from and after the Effective Time; and

                  (b) all such canceled Terradatum Membership Interests shall be converted into, and be exchanged for, and HomeSeekers shall issue to the Members, the aggregate total of Six Hundred Forty Thousand (640,000) shares of validly issued, fully paid and nonasssessable common stock, $.001 par value, of HomeSeekers (rounded to the nearest whole share) ("HomeSeekers Common Stock") pursuant to written instructions signed by all of the Members, subject to the escrow provision of Section 10.4 of this Agreement.

                  (c) If the Average Closing Sale Price of a share of HomeSeekers Common Stock for the five (5) consecutive trading days which precede the third trading day immediately prior to the first anniversary of the Effective Time (the "First Anniversary Price") is less than Seven Dollars ($7.00) per share, then upon 30 days written notice, HomeSeekers shall pay to each Member by cashier's check the difference in price between the First Anniversary Price and Seven Dollars ($7.00) per share with respect to one third (1/3) of the shares of HomeSeekers Common Stock issued to the Member pursuant to
Section 2.1(a) of this Agreement.

                  (d) At closing, HomeSeekers shall pay to the Members, by Cashier's check, the aggregate sum of Two Hundred Thousand Dollars ($200,000) pursuant to written instructions signed by all of the Members.

         2.2 Status of Sub Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any membership interest in Sub, each membership interest in Sub shall continue unchanged and remain outstanding as a membership interest of the Surviving Limited Liability Company.

         2.3 Additional Consideration. If the Average Closing Sale Price of a share of HomeSeekers Common Stock for the ten (10) consecutive trading days which precede the first anniversary of the Effective Time multiplied by Six Hundred Thousand (600,000) shares does not exceed Ten Million Dollars ($10,000,000), then HomeSeekers shall pay the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000) to such persons or entities as may be directed in writing by Steven Hightower, or, if he is deceased or permanently incapacitated, by Peter Krause.

                                   ARTICLE III

                                     CLOSING

         3.1 Time and Place. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at such time and place as the parties may agree. The date on which the Closing occurs shall be referred to as the "Closing Date."

         3.2 Filing of Plan of Merger. At the Closing, the parties shall cause the Merger to be consummated by filing duly executed Articles of Merger with the Secretary of State of the State of Nevada in such form as HomeSeekers determines is required by and in accordance with the relevant provisions of the NRS (the date and time of such filing is referred to herein as the "Effective Date" or "Effective Time").

         3.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under the NRS. Without limiting the generality of the foregoing, at the Effective Time:

                  (a) all property, rights, privileges, policies and franchises of Terradatum and Sub shall vest in Sub and all debts, liabilities and duties of Terradatum and Sub shall become the debts, liabilities and duties of the Surviving Limited Liability Company.

                  (b) the Articles of Organization and Operating Agreement of Sub, as in effect immediately prior to the Effective Time, shall remain the Articles of Organization and Operating Agreement thereafter, unless and until amended in accordance with their terms and as provided by law; and

                  (c) the managers of Sub at the Effective Time shall be the managers of the Surviving Limited Liability Company, each to hold such office in accordance with the Articles of Organization and Operating Agreement of Sub, until his or her respective successor is duly elected and qualified.

         3.4 Tax and Accounting Treatment. The parties hereto acknowledge and agree that while they desire that the Merger contemplated hereby be treated for accounting purposes as a tax-free reorganization under Section 708 of the Code, each person shall be solely responsible for the tax and accounting consequences of the Merger to such party.

         3.5 Procedure at the Closing. At the Closing, the parties agree that the following shall occur:

                  (a) Terradatum and the Members shall have satisfied each of the conditions set forth in Article VIII and shall deliver to HomeSeekers the documents, certificates, opinions, consents and letters required by Article VIII.

                  (b) HomeSeekers shall have satisfied each of the conditions set forth in Article IX and shall deliver to Terradatum the documents, certificates, consents and letters required by Article IX.

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

                  (c) HomeSeekers shall direct its transfer agent to issue the shares of HomeSeekers Common Stock issuable pursuant to Section 2.1. The shares of HomeSeekers Common Stock issuable pursuant to Section 2.1, are referred to herein as the "HomeSeekers Shares." HomeSeekers shall cause the aggregate $200,000 cashier's check or wire transfers to be made as provided for in Section 2.1.

                  (d) From and after the Effective Time, the books of Terradatum, shall be closed and no transfer of membership interests in Terradatum shall thereafter be made.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             OF HOMESEEKERS AND SUB

         As a material inducement to Terradatum and the Members to enter into this Agreement and to consummate the transactions contemplated hereby, HomeSeekers and Sub, jointly and severally, make the following representations and warranties to Terradatum and the Members:

         4.1 Organization. HomeSeekers is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada.

         4.2 Corporate Power and Authority. HomeSeekers and Sub have the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. HomeSeekers and Sub have taken all action necessary to authorize the execution and delivery of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby.

         4.3 Enforceability. This Agreement has been duly executed and delivered by HomeSeekers and constitutes a legal, valid and binding obligation of HomeSeekers, enforceable against HomeSeekers in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         4.4 No Commissions. HomeSeekers has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than such compensation as may be due and payable to their officers, employees or contracted consultants.

         4.5 HomeSeekers Common Stock. Upon consummation of the transactions contemplated hereby and the issuance and delivery of certificates representing HomeSeekers Shares as provided in this Agreement, HomeSeekers Shares will be validly issued, fully paid and non-assessable. The issuance of HomeSeekers Shares will be entitled to the registration rights set forth in Article XI below.


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


         4.6 Capitalization. As of the date hereof, the authorized capital stock of HomeSeekers consists of Fifty Million (50,000,000) shares of HomeSeekers Common Stock. As of August 31, 1999, 15,205,778 shares of HomeSeekers Common Stock were validly issued and outstanding.
HomeSeekers is the sole member of XMLS, LLC.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF TERRADATUM AND MEMBERS

         As of the date hereof, except as disclosed in a document referring specifically to the relevant subsections of this Article V which is delivered by Terradatum to HomeSeekers at or prior to execution of this Agreement (the "Terradatum Disclosure Schedule"), Terradatum and the Members hereby jointly and severally represent and warrant to HomeSeekers and Sub as set forth below. The term "To the Knowledge of Terradatum and the Members" refers to the knowledge that Terradatum has acquired through its officers and the knowledge that the individual Members of Terradatum have acquired based on their operation of Terradatum's Business, assuming that such Members have acquired all of the knowledge about Terradatum that they should have acquired in the prudent operation of Terradatum. To ensure the completeness of the representations and warranties contained herein, the term "Terradatum," as used throughout this
Article V of the Agreement, shall refer both to Terradatum, LLC, a Washington, limited liability company and to TDT, LLC, a Nevada limited liability company, and the term "TDT" refers only to TDT, LLC, a Nevada limited liability company.

         5.1 Organization. TDT is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority and all necessary governmental authorizations to own, lease and operate its properties and to conduct its business as it is now being conducted. Terradatum has never owned any Subsidiaries. As used in this Agreement, the term "Subsidiary" means a "subsidiary" as defined in Rule 1.01 in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Securities Act"). TDT is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in those states where it is required to do so. The books and records of Terradatum as made available to HomeSeekers, contain complete and accurate records of all action taken by Terradatum since its date of organization. Terradatum has no direct or indirect interest in or loans to any partnership, corporation, joint venture, business association or other entity other than as listed in Terradatum Disclosure Schedule. Terradatum has delivered to HomeSeekers complete and correct copies of the Articles of Organization and Operating Agreement (or other organizational or charter documents) of Terradatum in each case as amended to the date hereof.

         5.2 Capital Structure. The authorized capital structure of TDT consists of four membership interests. TDT has provided HomeSeekers and its legal counsel with a complete and

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

accurate list of (a) all issuances of membership interests in TDT, (b) the names and addresses of all holders of equity in TDT. TDT is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may subsequently be issued. There are no agreements or understandings to which TDT is a party or, to the knowledge of TDT and the Members, any other agreements or understandings, with respect to the transfer or voting of equity in TDT.

         5.3 No Other Agreements to Sell Assets, Merge, Etc. Except as provided hereby, Terradatum has no legal obligation, absolute or contingent, to any person or firm to sell assets other than in the ordinary course of business or to effect any merger, consolidation or reorganization of Terradatum or to enter into any agreement with respect thereto.

         5.4 Authorization; Execution and Delivery. Terradatum has all requisite power and authority (a) to execute and deliver this Agreement, the Merger Agreement and the agreements attached as exhibits hereto to which Terradatum is a party (the "Terradatum Ancillary Agree ments"), (b) to perform its obligations under this Agreement, the Merger Agreement and the Terradatum Ancillary Agreements, and (c) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Merger Agreement and Terradatum Ancillary Agreements by Terradatum and the consummation by Terradatum of the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite corporate action of Terradatum. This Agreement has been duly executed and delivered by Terradatum. Assuming its due authorization, execution and delivery by HomeSeekers and Sub, to the knowledge of Terradatum and the Members, this Agreement constitutes the legal, valid and binding obligation of Terradatum, enforceable in accordance with its terms. The Members and sole manager of Terradatum have unanimously determined that it is advisable and in the best interest of Terradatum's Members for Terradatum to enter into a strategic business combination with HomeSeekers and Sub upon the terms and subject to the conditions of this Agreement.

         5.5 Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority ("Governmental Entity") is required on the part of Terradatum in order
(a) to permit Terradatum to perform its obligations under this Agreement or (b) to prevent the termination of any material right, privilege, license or agreement of Terradatum, or to prevent any Material Adverse Change to Terradatum's Business, by reason of the transactions contemplated by this Agreement, except for the filing of the Merger Agreement.

         5.6 No Conflict. Except for the receipt of any required approval of the Members of Terradatum and compliance with the governmental and regulatory requirements described in Section 5.5 hereof, neither the execution, delivery and performance of this Agreement by Terradatum nor the consummation by Terradatum of the transactions contemplated hereby and thereby, will (a) conflict with, or result in a breach of, any of the terms, conditions or provisions of Terradatum's Articles of Organization or Operating Agreement, (b) conflict with, result in a breach or violation of, give rise to a termination right or a default under, result in the acceleration of performance under (whether or not after the giving of notice or lapse of time or both), any mortgage, lien, lease,

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

agreement, note, bond, indenture, guarantee or instrument or any license or franchise granted by or to a third party, in each case, that is material to Terradatum's Business or that is referenced in Terradatum Disclosure Schedule,
(c) to the knowledge of Terradatum and the Members, conflict with, or result in a violation of, any statute, regulation, law, ordinance, writ, injunction, order, judgment or decree to which Terradatum or any of its assets are subject,
(d) to the knowledge of Terradatum and the Members, give rise to a declaration or imposition of any material lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Terradatum, (e) to the knowledge of Terradatum and the Members, adversely affect any franchise, license, permit or other governmental approval which is material to Terradatum's Business or is necessary to enable Terradatum to carry on its business as presently conducted, or (f) require the consent of any third party.

         5.7 Financial Statements; Absence of Undisclosed Liabilities.

                  (a) Terradatum has furnished HomeSeekers with the balance sheets of Terradatum as of December 31, 1998, and the related statements of operations, cash flows and changes in members' equity for the period ended December 31, 1999, together with the notes thereto, and the unaudited balance sheet and related statements of operations, cash flows and changes in members' equity for the seven month period ended July 31, 1999 (collectively, the "Terradatum Financial Statements"). Terradatum Financial Statements, including the notes thereto, (i) are in accordance with the respective books of Terradatum; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved;
(iii) present fairly the financial position of Terradatum as of the respective dates thereof and the results of operations and cash flows of Terradatum for the respective periods indicated therein; and (iv) do not reflect any material items of nonrecurring income except as stated therein. During the one-year period ended December 31, 1998, there has been no change in Terradatum's accounting principles, methods or policies, except as described in the notes to Terradatum Financial Statements and except that the unaudited interim financial statements
(A) are subject to normal year-end audit adjustments which are not expected to be material in the aggregate and (B) do not include footnotes.

                  (b) Terradatum has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, except for claims not in any way known to Terradatum, and whether due or to become due, which were not disclosed or provided for in Terradatum Financial Statements or the notes thereto other than obligations not required to be disclosed or provided for under generally accepted accounting principles and liabilities incurred since December 31, 1998, which are not individually or in the aggregate, material to Terradatum's Business. To the knowledge of Terradatum, there are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5) which were not adequately provided for in Terradatum Financial Statements or reflected in the notes thereto.

                  (c) To the Knowledge of Terradatum and the Members, the accounts receivable of Terradatum shown on the Terradatum Financial Statements at December 31, 1998 are collectible in the ordinary and usual course of business, and are not subject to any defense or right of set-off that may be asserted or any claim of set-off that may be made, other than as reflected in the allowance

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for doubtful accounts shown on the balance sheet contained in the Terradatum
Financial Statements at December 31, 1998. The reserve for doubtful accounts is adequate, and the values at which accounts receivable are carried on such December 31, 1998 balance sheet reflect the policies of Terradatum consistent with Terradatum's past practice and are in accordance with generally accepted accounting principles applied on a consistent basis.

         5.8 Absence of Changes. Since July 31, 1999 through the date of this Agreement, (a) there has been no Material Adverse Change in Terradatum's Business; (b) there has been no damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any assets material to Terradatum's Business; (c) there has been no change by Terradatum in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (d) there has been no revaluation by Terradatum of any of their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; (e) Terradatum has conducted its business only in the ordinary course consistent with past practice; and (f) no event described in Section 6.2 or Section 6.3 hereof has occurred.

         5.9 Contracts and Commitments.

                  (a)      Terradatum is not a party or subject to:

                           (i) Any union contract or collective bargaining
agreement or any employment contract or arrangement, written or oral, providing for future compensation with any officer, consultant, director or employee which is not terminable by it on thirty (30) days' notice or less without penalty or obligation to make payments related to such termination, other than (A) (in the case of employees other than executive officers) such severance agreements as are not different from standard arrangements offered to employees generally in the ordinary course of business consistent with Terradatum's past practices, a description of which is set forth in the Terradatum Disclosure Schedule and (B) such agreements as may be imposed or implied by law;

                           (ii) Any plans, contracts or arrangements, written or
oral, which collectively require aggregate payments by Terradatum in excess of $10,000 for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing, or the like;

                           (iii) Any joint marketing, joint development or joint
venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

                           (iv) Any existing OEM agreement, distribution
agreement, volume purchase agreement, or other similar agreement in which the annual amount involved in 1998 exceeded, or is expected to exceed in 1999 or any subsequent year, $10,000 or pursuant to which Terradatum has granted or received most favored customer provisions or exclusive marketing rights related to any product, group of products or territory;


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

                           (v) Any lease for real or personal property pursuant
to which the amount of payments which Terradatum is required to make on an annual basis exceeds $10,000;

                           (vi) Any agreement, contract, mortgage, indenture,
lease, instrument, license, franchise, permit, concession, arrangement, commitment or authorization which may be, by its terms, terminated or breached by reason of the execution of this Agreement, the Merger Agreement or any Terradatum Ancillary Agreement, the closing of the Merger, or the consummation of the transactions contemplated hereby or thereby;

                           (vii) Except for trade indebtedness incurred in the
ordinary course of business, any instrument evidencing or related in any way to indebtedness in excess of $10,000 incurred in the acquisition of companies or other entities or indebtedness in excess of $10,000 for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, indemnification or otherwise;

                           (viii) Any license agreement, either as licensor or
licensee;

                           (ix) Any contract containing covenants purporting to
limit Terradatum's freedom to compete in any line of business or in any geographic area or with any third party;

                           (x) Any agreement, contract or commitment relating to
capital expenditures and involving future obligations in excess of $10,000; or

                           (xi) Any other agreement, contract or commitment
which is material to Terradatum's Business.

                  (b) To the Knowledge of Terradatum and the Members, each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed in the Terradatum Disclosure Schedule is valid and binding on Terradatum, and is in full force and effect, and neither Terradatum, nor to the knowledge of Terradatum and the Members, any other party thereto, has breached any material provision of, or is in default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment.

                  (c) None of the six largest customers of Terradatum during the twelve month period ended July 31, 1999 (determined on the basis of both revenues and bookings during such period) has reduced or terminated, or has notified Terradatum in writing that it intends to materially reduce or terminate, the amount of its business with Terradatum.

                  (d) To the knowledge of Terradatum and the Members, there is no agreement, judgment, injunction, order or decree binding upon Terradatum which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of Terradatum, any acquisition of material property by Terradatum or the conduct of business by Terradatum as currently conducted or as proposed to be conducted by Terradatum.

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

         5.10 Legal Proceedings. Terradatum is not in violation of, and has not received any notice of any violation of (a) any applicable statute, law, regulation, ordinance, writ, injunction, order, judgment or decree, the effect of which violation could, individually or in the aggregate, have an adverse material effect on Terradatum's Business, or (b) any provision of the Articles of Organization or Operating Agreement of Terradatum. To the knowledge of Terradatum and the Members, there is no order, writ, injunction, judgment or decree outstanding, and no legal, administrative, arbitration or other proceeding, action, suit or governmental investigation or inquiry against or relating to Terradatum or its assets or business ("Terradatum Legal Proceedings") pending or, to the knowledge of Terradatum and the Members, threatened and, to the knowledge of Terradatum and the Members, there are no claims (including unasserted claims as to which there has been an action taken or notice given by a potential claimant demonstrating an awareness of such claim or it is considered probable by Terradatum or the Members that a claim will be asserted and there is a reasonable possibility that the outcome will be unfavorable, all as such terms are used in Statement of Financial Accounting Standards No. 5), against or relating to Terradatum or its assets or business, which pending or threatened Terradatum Legal Proceedings or claims would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Terradatum's Business. To the knowledge of Terradatum and the Members, there is no Terradatum Legal Pro ceeding which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. To the knowledge of Terradatum and the Members, there are no existing liabilities that require Terradatum to indemnify its managers for acts or omissions by such persons or existing agreements to provide indemnification for such liabilities. The Terradatum Disclosure Schedule sets forth with respect to each Terradatum Legal Proceeding, if any, to the extent that the aggregate remedies or damages claimed for each such complaint are unspecified, involve specific performance or injunctive relief or exceed $10,000, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed.

         5.11 ERISA Matters.

                  (a) The Terradatum Disclosure Schedule lists, with respect to Terradatum and any trade or business (whether or not incorporated) which is treated as a single employer with Terradatum (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $5,000, loans to officers, directors, or managers and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Terradatum and that do not generally apply to all employees, and
(v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Terradatum of greater than $5,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Terradatum (together, the "Terradatum Employee Plans"). Terradatum and the

Members represent and warrant that any and all obligations to provide benefits to Terradatum's employees pursuant to any "tracking" or "phantom" stock plan shall be satisfied entirely by the Members out of the consideration that they receive pursuant to this Agreement.

                  (b) Terradatum has furnished to HomeSeekers a copy of each of the Terradatum Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Terradatum Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Terradatum Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Terradatum has also furnished HomeSeekers with the most recent Internal Revenue Service determination letter issued with respect to each such Terradatum Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Terradatum Employee Plan subject to Code Section 401(a).

                  (c) (i) None of the Terradatum Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Terradatum Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Terradatum Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Terradatum and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Terradatum Employee Plans; (iv) neither Terradatum nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Terradatum Employee Plans; (v) all material contributions required to be made by Terradatum or any ERISA Affiliate to any Terradatum Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Terradatum Employee Plan for the current plan years; (vi) with respect to each Terradatum Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no Terradatum Employee Plan is covered by, and neither Terradatum nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Terradatum Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Terradatum has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Terradatum Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Terradatum and the Members is threatened, against or with respect to any such Terradatum Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Terradatum nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multi employer plan" as defined in Section 3(37) of ERISA.

                  (d) Every employee or officer of Terradatum that is or has been eligible to receive health or other welfare benefits from Terradatum remains employed by Terradatum. No Terradatum employee has ever requested time off pursuant to the Family Leave Act of 1993. To the knowledge of Terradatum, Terradatum has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

                  (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Terradatum or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

                  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Terradatum or any ERISA Affiliate relating to, or change in participation or coverage under, any Terradatum Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Terradatum's financial statements.

         5.12 Taxes.

                  (a) For purposes of this 5.12 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                           (i) The term "Taxes" shall mean all taxes, however
denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (c) any liability for amounts referred to in (A) or (B) as a result of any obligation to indemnify another person.

                           (ii) The term "Returns" shall mean all reports,
estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                           (iii) The term "Code" shall mean the Internal Revenue
Code of 1986, as amended.

                  (b) All Returns required to be filed by or on behalf of Terradatum have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Terradatum under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by Terradatum with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. Terradatum has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Terradatum with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Terradatum is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. Terradatum has not at any time been a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired. The amount of Terradatum's liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of Terradatum has been incurred (or prior to Closing will be incurred) since the date of the Financial Statements other than in the ordinary course of business.

                  (c) Terradatum has made available to HomeSeekers true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Terradatum relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including Terradatum for all periods ending on and after July 31, 1999. The Terradatum Disclosure Schedule sets forth a list of all of the Returns referred to in clause (ii). Terradatum does not do business in or derives income from any state other than states for which Returns have been duly filed and made available to HomeSeekers.

                  (d) The Returns of or including Terradatum have never been audited by a government or taxing authority, nor is any such audit in process, threatened or, to Terradatum's knowledge, pending (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Terradatum, and Terradatum has not received notice (either in writing or verbally, formally or informally) and does not expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. Terradatum is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Terradatum or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Terradatum. Terradatum has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                  (e) Terradatum is not (and has ever been) a party to any tax sharing agreement.

                  (f) To the Knowledge of Terradatum and its Members, Terradatum is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and HomeSeekers is not required to withhold tax by reason of Section 1445 of the Code. Terradatum is not a "consenting corporation" under Section 341(f) of the Code. Terradatum has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Terradatum pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Terradatum has not agreed to, nor is it required to make, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and Terradatum will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date. Terradatum is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder. Terradatum is in compliance with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

                  (g) The Terradatum Disclosure Schedule contains accurate and complete information regarding the net operating losses of Terradatum for federal and applicable state tax purposes. Terradatum has no net operating losses and credit carryovers or other tax attributes that are currently subject to limitation under Sections 382, 383, or 384 of the Code (or comparable provisions of state tax law).

         5.13 Intellectual Property.

                  (a) As used herein, the term "Intellectual Property Rights" means all intellectual property rights, including, without limitation, domestic and foreign patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, software, licenses, know-how, trade secrets, trade rights, proprietary processes and formulae, inventions, development tools, designs, plans, specifications, technical information and other proprietary rights, whether or not registered, and all documentation and media relating to the above. The term "Terradatum Intellectual Property Right" shall mean Intellectual Property Rights listed on the Terradatum Disclosure Schedule owned by or granted exclusively or nonexclusively to Terradatum. The Terradatum Disclosure Schedule contains a complete and accurate list of all applications, filings and other formal actions made or taken (including any results thereof) pursuant to federal, state, local and foreign laws by Terradatum to perfect or protect its interest in Terradatum Intellectual Property Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright registrations. Terradatum's current products and products under development are listed on the Terradatum Disclosure Schedule (collectively, "Terradatum's Products").

                  (b) Terradatum owns or has the exclusive right to use, make, sell, license, or sublicense and bring actions for infringement of all Terradatum Products and all Terradatum Intellectual Property Rights developed by or for Terradatum or that are used or currently proposed to be used in the business of Terradatum as currently conducted or proposed to be conducted. All of the Terradatum Products and Terradatum Intellectual Property Rights are owned by Terradatum free and clear of any rights or claims of any former employees, consultants, officers, directors, or managers of Terradatum and former employers of all current and former employees, consultants, officers, directors, or managers of Terradatum. All taxes and fees, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Terradatum Intellectual Property Rights, due and payable on or before the date hereof, have been paid by Terradatum.

                  (c) Except as provided for on the Terradatum Disclosure Schedule, no person has a right to receive a royalty or other payment in respect of any Terradatum Product or Terradatum Intellectual Property Rights whether or not pursuant to any contractual arrangements entered into by Terradatum. Terradatum has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party, relating in whole or in part to any Terradatum Product or Terradatum Intellectual Property Rights.

                  (d) The execution, delivery and performance of this Agreement and the Terradatum Ancillary Agreements, the consummation of the Merger and the consummation of the other transactions contemplated hereby and thereby (including without limitation the continued conduct by HomeSeekers after the Merger of Terradatum's Business as presently conducted and the incorporation of any Terradatum Product or Terradatum Intellectual Property Right in any product of HomeSeekers or the Surviving Limited Liability Company) will not breach, violate or conflict with any instrument or agreement governing any such Terradatum Product or Terradatum Intellectual Property Right necessary or required for, or used in, the conduct of the business of Terradatum as presently conducted or as proposed to be conducted and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such Terradatum Product or Terradatum Intellectual Property Right or impair the right of HomeSeekers or the Surviving Limited Liability Company or any of its subsidiaries to use, sell, license or dispose of, either as part or all of an Terradatum Product or subsequent to the Closing (as defined in Article X) as part or all of a product of HomeSeekers or the Surviving Limited Liability Company, or to bring any action which might have otherwise been available to Terradatum for the infringement of, any such Terradatum Product or Terradatum Intellectual Property Right or portion thereof. The foregoing representation and warranty shall not apply in and to the extent that any such breach, default, forfeiture, termination, right to use, sell, license or dispose of, or right to bring any action for infringement, is materially caused by or attributable to any condition, agreement, limitation, law, regulation order, ruling, or other restriction unknown to Terradatum's members as of the Closing which is applicable to or binding on HomeSeekers, or on HomeSeekers operation of Terradatum's business or its use of Terradatum's products, property, or services after the Closing.

                  (e) Terradatum's Business and / or the development, manufacture, marketing, license, sale or use of any Terradatum Product or Terradatum Intellectual Property Right does not and will not violate any license or agreement to which Terradatum is a party or infringe any Intellectual Property Right of any other party; there is no pending or, to the knowledge of Terradatum and the Members, threatened, claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property Right necessary or required for, or used in, the conduct of the business of Terradatum as presently conducted nor, to the knowledge of Terradatum and the Members, is there any basis for any such claim, nor has Terradatum received any notice asserting that any such Intellectual Property Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of Terradatum and the Members, is there any basis for any such assertion. To Terradatum's knowledge, there is no infringement on the part of any third party of Terradatum's Intellectual Property Rights.

                  (f) Terradatum has taken reasonable and practicable steps (as set forth in the Terradatum Disclosure Statement, including entering into confidentiality and non-disclosure agreements with all officers and employees of and consultants to Terradatum with access to or knowledge of Terradatum's Intellectual Property Rights) to maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property Rights necessary or required for, or used in, the conduct of Terradatum's Business. All members, managers, employees, consultants, officers, directors and shareholders of Terradatum that have had access to any material portion of the

Terradatum Intellectual Property Rights are parties to the written confidentiality agreements included in the Terradatum Disclosure Schedule. To Terradatum's knowledge, none of Terradatum's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to use their best efforts to promote the interests of Terradatum in the Terradatum Business or that would conflict with the Terradatum Business. It is currently not necessary nor will it be necessary for Terradatum to utilize in the Terradatum Business nor will Terradatum utilize in the Terradatum Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Terradatum, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Terradatum, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such person or entity is a party or to which any of such assets or rights may be subject, except to the extent that such utilization would not have a Material Adverse Effect on the Terradatum Business. To the knowledge of Terradatum and the Members, none of Terradatum's members, managers, employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to Terradatum's Business has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his previous employer relating to the business as conducted of such previous employer which has resulted in Terradatum's access to or use of such proprietary items in Terradatum's Business, and Terradatum will not gain access to or make use of any such proprietary items in Terradatum's Business, except to the extent that any such activities would not have a Material Adverse Effect on Terradatum's Business.

                  (g) The Terradatum Disclosure Schedule also sets forth a complete list of all licenses, sublicenses and other agreements as to which Terradatum is a party and pursuant to which Terradatum or any other person is authorized to use, license, sublicense, sell or distribute any Intellectual Property Right and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Terradatum is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair Terradatum's rights under such license, sublicense or agreement. The Terradatum Disclosure Schedule separately identifies each exclusive arrangement between Terradatum and any third party to use, license, sublicense, sell or distribute any Terradatum Intellectual Property Right or any Terradatum Product.

         5.14 Environmental Matters.

                  (a) To the Knowledge of Terradatum, the operations of Terradatum comply in all material respects with all federal, state and local environmental, health and safety laws, statutes and regulations.

                  (b) Terradatum has not received notice that the operations of Terradatum are not the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environment, health or safety law, statute or regulation.

                  (c) Terradatum has not received notice that the operations of Terradatum are not the subject of any federal or state investigation pursuant to which Terradatum has been ordered to respond to a release of any hazardous or toxic waste, substance or constituent or other substance, into the environment in violation of law.

                  (d) Terradatum has not filed any notice under federal or state law indicating past or present treatment, storage or disposal requiring a Part B permit or designation of "interim status" as defined under 40 C.F.R. Parts 260-270 or any state equivalent of a hazardous or toxic waste as defined therein or reporting a spill or release of a hazardous or toxic waste, substance or constituent or other substance, into the environment except in accordance with applicable law.

                  (e) To the knowledge of Terradatum and the Members, Terradatum has not released, as defined in the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. ss.9601 et seq.), any hazardous substance as defined therein into the environment.

                  (f) To the knowledge of Terradatum and the Members, none of the operations of Terradatum involve the generation, transportation, treatment or disposal as defined under 40 C.F.R. Parts 260-270 or any state equivalent of hazardous waste as defined therein requiring a Part B permit or designation of "interim status." To the knowledge of Terradatum and the Members, Terradatum's Business does not involve the transportation, transfer, recycling, storage, use, treatment, manufacture, investigation or removal of any hazardous or toxic waste, substance or constituent or other substance.

                  (g) To the knowledge of Terradatum and the Members, no underground storage tanks or surface impoundments are on the premises of Terradatum.

                  (h) No lien in favor of any governmental authority for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such governmental authority in response to a release of a hazardous or toxic waste, substance or constituent or other substance, into the environment has been filed or attached to the premises currently owned by Terradatum.

                  (i) This section has been intentionally left blank.

                  (j) To the knowledge of Terradatum and the Members, Terradatum has not exposed any persons in a material manner to, nor received notice of any claim of injury due to exposure of any person to, hazardous materials manufactured, stored, used, distributed, disposed of, released or controlled by Terradatum.

                  (k) No property of Terradatum has been listed as a "border zone" property pursuant to the Health & Safety Code.

                  (l) To the knowledge of Terradatum and the Members, no hazardous materials are present on any property which has been owned, leased or occupied by Terradatum, for the conduct of its business in violation of any federal, state or local law and which could result in a material financial liability to Terradatum.

                  (m) No claim, complaint, or administrative proceeding has been brought or is currently pending against Terradatum relating to any liability of Terradatum existing or threatened with respect to hazardous or toxic waste, substances or constituents or other substances or as to the investigation or remediation of hazardous or toxic waste, substances or constituents or other substances.

         As used herein "federal, state and local environmental, health and safety laws, statutes or regulations" means any and all laws, rules, regulations, orders, treaties, statutes and codes promulgated by any local, state, federal or international governmental authority or agency which has jurisdiction over any portion of the current operations of Terradatum, which prohibits, regulates or controls any hazardous material or the transportation, storage, transfer, recycling, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or distribution of hazardous materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. ss.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss.1251 et seq.), the Clean Air Act (42 U.S.C. ss.7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. ss.2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss.651 et seq.), as these laws have been amended or supplemented to date and any analogous state or local statutes and the regulations promulgated to date pursuant thereto.

         As used herein, "hazardous or toxic waste, substance or constituent or other substance" means those substances which are regulated by or form the basis of liability under any federal, state and local environmental, health and safety laws, statutes or regulations because they are radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation: (a) asbestos, (b) oil and petroleum products, (c) explosives, (d) radioactive substances, pollutants or wastes, (e) urea formaldehyde-containing building materials, (f) polychlorinated biphenyls, (g) radon gas, and (h) ultra-hazardous or toxic substances, pollutants or wastes.

         5.15 Certain Agreements. Neither the execution and delivery of this Agreement, the Merger Agreement and the Terradatum Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Terradatum, under any Plan or otherwise, (b) increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

         5.16 Interests of Officers, Directors, and Managers. To the knowledge of Terradatum and the Members, no manager, member, or officer of Terradatum or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to Terradatum any goods, property, technology or intellectual or other property rights or services; (b) any contract or agreement to which Terradatum is a party or by which it may be bound or affected; or (c) any property, real or personal, tangible or intangible, used in or pertaining to Terradatum's Business, including any interest in the Terradatum Intellectual Property Rights.

         5.17 Restrictions on Business Activities. To the knowledge of Terradatum and the Members, there is no material agreement, judgment, injunction, order or decree binding upon Terradatum which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Terradatum, any acquisition of property by Terradatum, or the conduct of business by Terradatum as currently conducted or as currently proposed to be conducted by Terradatum.

         5.18 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                  (a) The Terradatum Disclosure Schedule lists all facilities occupied by Terradatum since Terradatum's incorporation, and indicates the nature of Terradatum's interest in such facilities. To the Knowledge of Terradatum and the Members, Terradatum has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used in their business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the Terradatum Financial Statements or except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

                  (b) To the Knowledge of Terradatum and the Members, the equipment owned or leased by Terradatum is, taken as a whole, (i) adequate for the conduct of the business of Terradatum consistent with its past practice,
(ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained, (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (vi) free from any defects, except, with respect to clauses (ii) through (vi) above, as would not have been a Material Adverse Effect on Terradatum's Business.

         5.19 Regulatory Matters; Governmental Licenses; Compliance with Laws.

                  (a) To the knowledge of Terradatum, Terradatum has obtained all consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state or local and, to Terradatum's knowledge, foreign, laws, ordinances, governmental rules or regulations applicable to Terradatum and its business, including but not limited to, all such laws, ordinances, governmental rules or regulations relating to registration of Terradatum's products and certification of its facilities. Terradatum is in compliance with all federal, state or local and, to Terradatum's knowledge, foreign, laws, ordinances, governmental rules or regulations applicable to its business and has no reason to believe that any of its consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate its business are invalid or have been or are being suspended, canceled, revoked or questioned. There is no investigation or inquiry to which Terradatum is a party or, to Terradatum's knowledge, pending or threatened relating to the operation of Terradatum's business and its compliance with applicable federal, state, local or foreign laws, ordinances, governmental rules or regulations.

                  (b) Terradatum is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Terradatum is a party or is subject.

         5.20 Labor Matters.

                  (a) To the Knowledge of Terradatum and the Members, Terradatum is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. To the knowledge of Terradatum and the Members, Terradatum has complied in all material aspects with all applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder. Terradatum has not received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which Terradatum is a party or involving Terradatum, and there is neither pending nor, to Terradatum's knowledge, threatened any investigation or hearing concerning Terradatum arising out of or based upon any such laws, regulations or practices. Except as is not material to Terradatum's Business, Terradatum has not given to or received from, or anticipates giving to or receiving from, any employee of Terradatum notice of termination of employment. The Terradatum Disclosure Schedule sets forth the terms pursuant to which all amounts may be payable (whether currently or in the future) to current or former officers, directors, or employees of Terradatum as a result of or in connection with the Merger.

                  (b) Terradatum is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (or any other similar labor or employee organizations) under local statutes, custom or practice. Terradatum has not experienced any attempt by organized labor or its representatives to make Terradatum conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Terradatum. To Terradatum's knowledge, there is no labor strike or labor disturbance pending or threatened against Terradatum nor is any grievance currently being asserted.

         5.21 Questionable Payments. Neither Terradatum nor to its knowledge any director, officer, agent or other employee of Terradatum, has: (a) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of Terradatum; or (b) made any political contributions which would be unlawful under the laws of the United States or the foreign country in which such payments were made. Neither Terradatum, nor to its knowledge any director, officer, agent or other employee of Terradatum, has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of Terradatum or with respect to any political contribution.

         5.22 Insurance. The Terradatum Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance maintained by Terradatum. Terradatum is not in default under any of such policies or binders, and Terradatum has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts known to Terradatum upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. All policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect through the Effective Time.

         5.23 Brokers. Except as disclosed on the Terradatum Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. In the event that the preceding sentence is in any way inaccurate, Terradatum agrees to indemnify and hold harmless HomeSeekers from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which HomeSeekers or any of its directors, officers, partners, employees or representatives is responsible.

         5.24 Vote Required. The affirmative votes of all of the Members are the only votes necessary to approve this Agreement and the Merger.

         5.25 Investment Representations. Each Member hereby separately represents and warrants to HomeSeekers that:

                  (a) Such Member has acquired sufficient information about HomeSeekers to reach an informed and knowledgeable decision to acquire the HomeSeekers Shares. The Member is acquiring the HomeSeekers Shares for his or her own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act.

                  (b) The Member understands that the HomeSeekers Shares have not been registered under the Securities Act or in any state in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Member's investment intent as expressed herein.

                  (c) By reason of the Member's business or financial experience or the business or financial experience of my professional advisors who are unaffiliated with HomeSeekers, the Member has the capacity to protect his or her own interests in the acquisition of the HomeSeekers Shares.

                  (d) It is the obligation of the Member to comply with Rule 144 promulgated under the Securities Act and all other applicable state and federal securities laws.

         5.26 Disclosure. No representation or warranty made by Terradatum or the Members in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Terradatum or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the knowledge of Terradatum and the Members, there is no failure on the part of Terradatum or the Members to comply with any applicable law that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Terradatum's Business that has not been set forth in this Agreement or in the Terradatum Disclosure Schedule. Terradatum has provided copies to HomeSeekers of all documents and information requested by HomeSeekers pursuant to HomeSeekers' diligence requests.

         5.27 Transfer of Assets to Terradatum. Terradatum and the Members represent and warrant that Terradatum, LLC, a Washington limited liability company, has effectively conveyed to TDT, LLC, a Nevada limited liability company, all of Terradatum, LLC's right title and interest to all assets of Terradatum, LLC as of September 20, 1999, including, without limitation, (a) all of the assets described in the Draft Audit Report prepared by Albright Persing & Associates in connection with HomeSeekers' due diligence in this matter; (b) all tangible personal property, furnishings, fixtures, equipment, machinery, parts, accessories, inventory and any other property listed (the "Terradatum, LLC Personal Property"); (c) all contracts, agreements, equipment leases, warranties, and other rights or agreements, whether written or oral (the "Terradatum, LLC Contracts"); (d) all real estate leases together with all of Terradatum, LLC's interest in any security deposits, prepaid rent, leasehold improvements and appurtenances to leased property (the ""Terradatum, LLC Real Property Leases"); and (e) all of Terradatum, LLC's right, title and interest in and to the trade names, logos, copyrights, service marks, trademarks, patents, patent applications, other Intellectual Property Rights, licenses, and goodwill (the "Terradatum, LLC Intangible Property") (collectively, the "Terradatum, LLC Assets"). TDT, LLC has full right to convey the Terradatum, LLC Assets to the Surviving Limited Liability Company in connection with this Agreement.

                                   ARTICLE VI

                             COVENANTS OF TERRADATUM

         6.1 Regular Course of Business. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as otherwise consented to in writing by HomeSeekers, Terradatum shall conduct its businesses in the ordinary and usual course consistent with past practice and shall use reasonable efforts to maintain and preserve intact their business organizations, keep available the services of their officers and employees and maintain positive relations with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with them. Terradatum shall promptly notify HomeSeekers of any event or occurrence not in the ordinary course of business and will not enter into or amend any agreement or take any action which reasonably could be expected to have a Material Adverse Effect on Terradatum's Business.

         6.2 Restricted Activities and Transactions. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as provided herein or as otherwise consented to in writing by HomeSeekers, Terradatum will not:

                  (a) propose, adopt or permit an amendment of Terradatum's Articles of Organization or Operating Agreement;

                  (b) except in connection with any underway financing as disclosed on the Terradatum Disclosure Schedule, issue, sell, encumber or deliver, or agree to issue, sell, encumber or deliver, any shares of any class of capital stock of Terradatum or any securities convertible into any such shares or convertible into securities in turn so convertible, or any options, warrants, or other rights calling for the issuance, sale or delivery of any such shares or convertible securities or authorize or propose any change in its equity capitalization;

                  (c) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock,

                  (d) mortgage or pledge any of its assets, tangible or intangible;

                  (e) (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any Material obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any Material debts or claims, (iii) lease, sell or transfer, agree to lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights (except for (A) dispositions of obsolete or worthless assets, (B) transactions involving immaterial assets not in excess of $20,000 in the aggregate and (C) leases of equipment in the ordinary course of business pursuant to commitments as set forth in the Terradatum Disclosure Schedule, or (iv) except in the ordinary course of business, make or permit any Material amendments or termination of any material contract, agreement, license or other right to which it is a party (for purpose of this Subsection, the term "Material" means involving amounts in excess of Twenty Thousand Dollars ($20,000);

                  (f) grant any increase in compensation to any manager, employee or officer in excess of ten percent (10%) of the previous year's salary, or amend in any respect the terms of any employee benefit plan or adopt any new employee benefit plan or similar arrangements or agreements (except in each case as specifically provided in this Agreement or as required by law), or enter into or amend any employment, severance or other agreement entered into with or for the benefit of any employee(s);

                  (g) accelerate, amend or change the period of exercisability of any rights to purchase securities of Terradatum or change the vesting period of any restricted stock of Terradatum or authorize cash payments in exchange for any outstanding Terradatum Options;

                  (h) hire any management personnel or terminate any employee of Terradatum, except in the ordinary course of business involving a person with an annual salary of less than $10,000 and only (in the case of a new hire) pursuant to an at-will arrangement without any severance benefits;

                  (i) acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing, or incorporate or form, or cause to be incorporated or formed, any corporation, association, joint venture, partnership, business trust or other business entity, or merge, consolidate or otherwise combine with any other corporation (except as provided for in this Agreement), or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Terradatum Business;

                  (j) [this section intentionally left blank]

                  (k) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Terradatum Financial Statements, consistent with Terradatum's ordinary course of business;

                  (l) except in the ordinary course of business, enter into or agree to enter into any transaction material to Terradatum's Business;

                  (m) transfer or license to any person or entity, or otherwise extend, amend or modify, any material rights to the Terradatum Intellectual Property Rights;

                  (n) enter into or amend any agreements pursuant to which any other party is granted most favored customer status or exclusive marketing, distribution or other similar rights with respect to any products of Terradatum;

                  (o) violate, amend or otherwise modify in any material manner the material terms of any of the contracts set forth on the Terradatum Disclosure Schedule;

                  (p) commence a lawsuit other than for the routine collection of bills or to enforce Terradatum's rights under this Agreement, or settle a lawsuit;

                  (q) change the accounting methods or practices followed by Terradatum, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in generally accepted accounting principles, make or change any material Tax election, adopt or change any Tax accounting method, file any material Return or any amendment to a material Return (other than as required and in accordance with Section 4.5), enter into any material closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, without the prior consent of HomeSeekers, which consent will not be unreasonably withheld (for purposes of this covenant a "material" Tax Return, closing agreement, Tax claim or assessment shall mean a Tax liability with respect to each such item in excess of $10,000);

                  (r) take any action that would result in any of the representations and warranties of Terradatum set forth in this Agreement becoming untrue;

                  (s) make any changes in its investment portfolio other than the reinvestment of the proceeds of maturing, redeemed or prepaid securities, obligations or other investments into United States Treasury securities maturing ninety (90) days or less from the date of investment;

                  (t) allow or permit to be done any act by which any of its insurance policies may be suspended, impaired or canceled; or

                  (u) fail to comply in any material respect with all laws applicable to it.

         6.3 Dividends and Distributions; Repurchases. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as otherwise consented to in writing by HomeSeekers, Terradatum will not declare or pay any distribution on any capital or other account to any of its members in cash or other property, and will not redeem, repurchase or otherwise acquire any of its stock, or rights to acquire any of its stock.

         6.4 No Default or Violation. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as otherwise consented to in writing by HomeSeekers, Terradatum will use its best efforts not to

(a) violate, or commit a breach of or a default under, any contract, agreement, lease, license, mortgage or commitment to which it is a party or to which any of its assets may be subject or (b) violate any statute, regulation, ordinance, writ, injunction, order, judgment or decree, or any other requirement of any governmental body or court, applicable to its assets or business, the effect of which in any such case in clauses (a) or (b) would be materially adverse to Terradatum's Business.

         6.5 Taxes; Consent. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Terradatum shall prepare and timely file all Returns and amendments thereto required to be filed by it on or before the Closing Date. HomeSeekers shall have a reasonable opportunity to review all Returns and amendments thereto and to approve such Returns (which approval shall not be unreasonably withheld). Terradatum shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any Material Adverse Effect upon the condition (financial or otherwise) or operations of Terradatum; and (b) Terradatum shall have set aside on its books adequate reserves for such Taxes. Between the date of this Agreement and the Closing Date, Terradatum shall give HomeSeekers and its authorized representatives full access to all properties, books, records and Returns of or relating to Terradatum, whether in possession of Terradatum or third-party professional advisors or representatives in order that HomeSeekers may have full opportunity to make such investigations as it shall desire to make of the affairs of Terradatum. Terradatum shall ensure that all third-party advisors and representatives of Terradatum, including without limitation accountants and attorneys, fully cooperate and be available to HomeSeekers in connection with such investigation. Terradatum shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to Terradatum and shall ensure that any such agreements are of no further force or effect as to Terradatum on and after the Closing Date.

         6.6 Advice of Changes. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Terradatum will promptly advise HomeSeekers in writing of (a) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Terradatum contained in this Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate or (b) any Material Adverse Change in Terradatum's Business.

         6.7 Negotiation With Others. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Terradatum shall not, directly or indirectly, (a) solicit, initiate discussions or engage in negotiations with any person (whether such negotiations are initiated by Terradatum or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than HomeSeekers, relating to the possible acquisition of Terradatum (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets (with any such efforts by any such person, including without limitation a firm proposal to make such an acquisition, to be referred to as an "Acquisition Proposal"), (b) provide information with respect to Terradatum to any person, other than HomeSeekers, relating to a possible Acquisition Proposal by any person, other than HomeSeekers, (c) enter into an agreement with any person, other than HomeSeekers, providing for a possible Acquisition Proposal, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any person other than by HomeSeekers. In addition, Terradatum agrees to immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to the foregoing. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the managers of Terradatum (or its agents pursuant to its instruction) from taking any of the following actions: if Terradatum shall receive from a third party an unsolicited written proposal from a third party to acquire 100% of Terradatum and its entire business through a merger, consolidation, stock purchase, purchase of all or substantially all of its assets, or otherwise, and (ii) if the managers have made a good faith determination, based upon the advice of its legal counsel set forth in a written opinion or memorandum from such counsel that it would be a violation of its fiduciary duties to the members of Terradatum to do otherwise, Terradatum may, without breaching this Section 4.7, furnish information to and enter into negotiations with such third party. Further, if in the reasonable good faith judgment of the Terradatum managers any such written proposal is reasonably likely to be consummated and is more favorable to the members of Terradatum from a financial perspective than the terms of the Merger (a "Superior Proposal"), nothing contained in this Agreement shall prevent the Terradatum managers from approving, accepting and recommending to the members of Terradatum a Superior Proposal, if the Terradatum managers have made a good faith determination, based upon the advice of its legal counsel set forth in the written opinion or memorandum from such counsel, that it would be a violation of its fiduciary duties to the members of Terradatum to do otherwise; provided that in each such event Terradatum notifies HomeSeekers of such determination by the Terradatum managers and provides HomeSeekers with a true and complete copy of the Superior Proposal received from such third party and of all documents containing or referring to information of Terradatum that is supplied to such third party. Except to the extent expressly referenced in this Section 6.7, nothing in this Section 6.7 shall relieve Terradatum from complying with the other terms of this Agreement, including, without limitation, the provisions of
Section 6.2.

         6.8 Acquisition Proposals. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Terradatum will provide HomeSeekers with immediate notice of any inquiry or offer Terradatum receives from or on behalf of any third party of the type referred to in Section 6.7 hereof, including in such notice the identity of the third party and a complete description of any such inquiry or offer, and will provide HomeSeekers with immediate notice if Terradatum provides or furnishes any information to any third party relating to a possible Acquisition Proposal.

         6.9 Consents, Approvals and Filings. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Terradatum will use its best efforts to comply as promptly as practicable with the governmental requirements specified in Section 5.5 hereof, if any, and to obtain on or before the Closing all necessary approvals, authorizations, consents, licenses, clearances or orders of Governmental

Entities referred to in such section or of other persons referred to in Section
5.6 or the Terradatum Disclosure Schedule, if any.

         6.10 Access to Records and Properties. HomeSeekers may, prior to the Effective Time, through its employees, agents and representatives, continue to conduct or cause to be conducted a detailed review of the business, financial condition, properties, assets, books and records of Terradatum. Terradatum agrees to assist HomeSeekers in conducting such review and investigation and will provide HomeSeekers and its employees, agents and representatives full access to, and complete information concerning all aspects of the business of Terradatum, including its books, records (including Returns filed or in preparation), personnel and premises, and other records relating to Terradatum. Neither any investigation by HomeSeekers nor the receipt by HomeSeekers of any data or information from Terradatum, its representatives or advisors will affect the right of HomeSeekers or Sub to rely on the representations, warranties or covenants of Terradatum or the right of HomeSeekers to terminate this Agreement as provided in Section 13.1 hereof.

         6.11 Reorganization. From and after the date hereof and until the Effective Time, Terradatum will not dissolve.

                                   ARTICLE VII

                 CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

         7.1 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Articles VIII and IX. The Members shall cause Terradatum to comply with all of the covenants of Terradatum under this Agreement.

         7.2 Confidentiality; Publicity. The Members and Terradatum shall not disclose the terms of this transaction to any third party nor make any public announcement related to this Agreement or the transactions contemplated hereby without the prior written approval of HomeSeekers.

         7.3 No Other Discussions. The Members, Terradatum and their respective Affiliates, employees, agents and representatives will not (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, the Business or the properties of Terradatum (whether by merger, consolidation, sale of stock, sale of assets, or otherwise), or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Members will immediately notify HomeSeekers if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

         7.4 Due Diligence Investigation. HomeSeekers has conducted, prior to Closing, a due diligence investigation of Terradatum, the Assets and the Business. HomeSeekers believes that Terradatum has provided HomeSeekers and their designated agents and consultants with the access to Terradatum's Business and the Assets and all books, records, documents, correspondence and other materials related thereto which HomeSeekers, their agents and consultants require to conduct such due diligence review.

         7.5 This section has been intentionally left blank.

         7.6 Termination of Bonus Arrangements. All existing bonus plans or incentive compensation arrangements between Terradatum and its employees, except those listed in the Disclosure Schedule, shall have been canceled prior to the Closing.

         7.7 This section has been intentionally left blank.

         7.8 Indebtedness. The Members and Terradatum covenant and agree that the indebtedness of Terradatum for borrowed money, whether to a Bank or to another Person (excluding accrued payroll, accounts payable and other ordinary course of business indebtedness), including without limitation the current portion of long term debt, shall not exceed Ninety-five Thousand Dollars ($95,000) on the Closing Date. If the indebtedness of Terradatum on the Closing Date exceeds Ninety-five Thousand Dollars ($95,000) on the Closing Date, then HomeSeekers shall be entitled to such excess as Indemnifiable Damages (pursuant to Article X of this Agreement) or such excess shall, if known on the Closing Date, be deducted from the Purchase Price.

         7.9 This section has been intentionally left blank.

         7.10 Approval of Members. Terradatum shall use its best efforts to obtain the necessary approval of its Members of this Agreement and the Merger. The Members agree to vote for the Merger and the transactions contemplated in this Agreement and against any other business combination proposal not involving HomeSeekers.

         7.11 Release of Terradatum by the Members. The Members hereby release and discharge Terradatum and each of its managers and officers from, and agree and covenant that in no event will the Members commence any litigation or other legal or administrative proceeding against Terradatum or any of its managers or officers, whether in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages or indemnity, actual or consequential, past, present and future, arising out of or in any way connected with their ownership or alleged ownership of percentage interests in Terradatum prior to the Effective Time.

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF HOMESEEKERS

         The obligations of HomeSeekers to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by HomeSeekers.

         8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Members and Terradatum contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Members and Terradatum shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date, including these obligations set forth in Article VII herein. The Members and Terradatum shall have delivered to HomeSeekers a certificate, dated as of the Closing Date, duly signed, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         8.2 No Material Adverse Change or Destruction of Property. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change of Terradatum or the Business, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the service, or products of Terradatum or the Business, and
(iii) none of the Assets shall have been damaged by fire, flood, casualty, riot or other cause (regardless of insurance coverage for such damage).

         8.3 Corporate Certificate. Terradatum shall have delivered to HomeSeekers (i) copies of its Articles of Organization and Operating Agreement as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by its members and managers authorizing the transactions contemplated by this Agreement, (iii) written resignations of Terradatum's managers and other officers and (iv) a certificate of good standing issued by the Secretary of State of the State of Nevada as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) as of the Closing Date by the Secretary of Terradatum as being true, correct and complete.

         8.4 Consents. Terradatum and Members shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of Terradatum and the Members from any person from whom such consent or waiver is required under any contract to which the Members, Terradatum or the Assets are bound as of a date not more than ten
(10) days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such contracts, either by the terms thereof or as a matter of law.

         8.5 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of HomeSeekers, makes it inadvisable to proceed with the transactions contemplated hereby.

         8.6 Due Diligence Review. HomeSeekers shall have completed its due diligence review of Terradatum pursuant to Section 7.4.

         8.7 Employment Agreement. Messrs. Hightower, Biggs, and Krause shall have entered into the Employment Agreements in the forms attached hereto as
Exhibit 2.

         8.8 Lien Releases. All Liens (as defined in Section 12.1 of this Agreement) encumbering or otherwise affecting the Business or the Assets, excepting equipment leases, shall have been released in form and substance acceptable to HomeSeekers.

         8.9 Opinion of Counsel. HomeSeekers shall have received an opinion dated as of the Closing Date, from counsel to Terradatum and the Members in form and substance acceptable to HomeSeekers.

         8.10 Releases. At the Closing, Members and such of their Affiliates as may be designated by HomeSeekers shall deliver to HomeSeekers a release in such form as is reasonably satisfactory to HomeSeekers, releasing all claims against Terradatum up to and including the Effective Date.

         8.11 Securities Laws. HomeSeekers shall have received all necessary consents and otherwise complied with any securities laws applicable to the issuance of HomeSeekers Shares in connection with the transactions contemplated hereby.

         8.12 Estoppel Certificate and Agreements regarding the Terradatum, LLC Assets. HomeSeekers shall have received a copy of (a) a duly executed bill of sale conveying all of Terradatum, LLC's right, title and interest in and to the Terradatum, LLC Personal Property to TDT, LLC; (b) a duly executed assignment of contracts pursuant to which Terradatum, LLC has assigned to TDT, LLC all of its right, title and interest in and to the Terradatum, LLC Contracts; (c) a duly executed assignment of leases pursuant to which Terradatum, LLC has assigned to TDT, LLC all of its right, title and interest in and to the Terradatum, LLC Real Property Leases; (d) a duly executed assignment of intangible property assigning all of Terradatum, LLC's right, title and interest in the Terradatum, LLC Intangible Property to TDT, LLC; and (e) all other deeds, bills of sale, motor vehicle titles, warranty deeds, assignments, endorsements, licenses and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to confirm the transfer, conveyance and assignment to TDT, LLC of all of Terradatum, LLC's right, title, and interest in and to the Terradatum, LLC Assets. HomeSeekers shall have received from Terradatum, LLC, a Washington limited liability company, an estoppel certificate relinquishing to and ratifying the transfer to TDT, LLC, a Nevada limited liability company, of all right, title, and interest to the Terradatum, LLC Assets.

                                   ARTICLE IX

                                CONDITIONS TO THE
                    OBLIGATIONS OF TERRADATUM AND THE MEMBERS

         The obligations of Terradatum and the Members to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Members:

         9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of HomeSeekers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. HomeSeekers shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. HomeSeekers shall have delivered to the Members certificates, dated as of the Closing Date, and signed by executive officers thereof, certifying that such representations and warranties are true and correct, and that all such obligations have been performed and complied with, in all material respects.

         9.2 Consideration and Deposits. At the Closing, HomeSeekers shall have
(a) delivered to the Members the Cash Consideration and HomeSeekers Shares; and
(b) instructed its transfer agent to issue the HomeSeekers Shares.

         9.3 Employment Agreement. HomeSeekers shall have caused Messrs. Hightower, Krause, and Biggs to enter into the Employment Agreements in the forms attached hereto as Exhibit 2.

         9.4 No Material Adverse Change or Destruction of Property. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change of HomeSeekers or its Business, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the service, or products of Terradatum or the Business, and
(iii) none of the Assets shall have been damaged by fire, flood, casualty, riot or other cause (regardless of insurance coverage for such damage).

         9.5 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of HomeSeekers, makes it inadvisable to proceed with the transactions contemplated hereby.

                                    ARTICLE X

                                 INDEMNIFICATION

         10.1 Agreement by Members to Indemnify. Subject to the limitation set forth in the last sentence of this Section 10.1, the Members agree to jointly and severally indemnify and hold HomeSeekers and their Affiliates, officers, directors, and agents thereof (collectively, the "Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by any of the Indemnified Parties (collectively, "Indemnifiable Damages") resulting from or arising out of
(i) any breach of a representation or warranty made by the Members or Terradatum in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by the Members or Terradatum in this Agreement, (iii) any inaccuracy in any certificate delivered by the Members or Terradatum pursuant to this Agreement, or (iv) any indebtedness exceeding the amounts set forth in Section 7.8 herein. If it is determined, as provided, that any of the Indemnified Parties is entitled to indemnification, indemnification shall be effected by redelivery to HomeSeekers of shares of the common stock of HomeSeekers held in escrow as provided in Section 10.4 of this Agreement, such shares valued at the Average Closing Sale Price for a share of HomeSeeker common stock for the ten consecutive trading days which preceed the date that they are redelivered to HomeSeekers. With the exceptions of any indemnity obligations arising out of
Section 5.23 of this Agreement and any indemnity obligations arising out of any claim asserted by Mark Stephens, the shares held in escrow pursuant to Section
10.4 of this Agreement shall be the limit of the Members' joint and several liability to indemnify the Indemnified Parties.

         10.2 Tax Indemnity.

                  (a) The Members hereby agree to pay, indemnify, defend and hold HomeSeekers and Sub harmless from and against any and all Taxes of Terradatum with respect to any period (or any portion thereof) up to and including the Effective Time, except for Taxes of Terradatum which are reflected as current liabilities for Taxes that exist as of the Effective Time ("Current Tax Liabilities") on the Closing Balance Sheet, together with all legal fees, disbursements and expenses incurred by HomeSeekers and Sub in connection therewith. If it is determined, as provided, that any of the Indemnified Parties is entitled to indemnification, indemnification shall be effected by redelivery to HomeSeekers of shares of the common stock of HomeSeekers held in escrow as provided in Section 10.4 of this Agreement, such shares valued at the Average Closing Sale Price for a share of HomeSeeker common stock for the ten consecutive trading days which preceed the date that they are redelivered to HomeSeekers. The shares held in escrow pursuant to Section 10.4 of this Agreement shall be the limit of the Members' joint and several liability to indemnify the Indemnified Parties.

         10.3 Survival of Representations and Warranties. Each of the representations and warranties made by HomeSeekers, Sub, Terradatum and the Members is made as of the date of this Agreement and as of the Effective Date. The obligation for each of the representations and warranties made by HomeSeekers, Sub, Terradatum and the Members in this Agreement or pursuant hereto to be truthful shall survive the Closing of the transactions contemplated hereby. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the truthfulness, as of the Date of this Agreement and as of the Effective Date, of each of the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

         10.4 Escrow. On the Closing Date, one hundred thousand shares of the HomeSeekers Common Stock that the Members are entitled to receive pursuant to
Section 1 of this Agreement shall instead be delivered on behalf of the Members to an escrow agent to be mutually agreed upon by the parties (the "Escrow Agent"). The escrow shall be subject to the following terms and conditions:

                  (a) All fees and expenses of the escrow agent shall be borne equally by the parties.

                  (b) Additional shares received by the Members with respect to shares held in escrow, as a result of stock dividends and stock splits shall be delivered to the Escrow Agent and shall be subject to the terms of this Agreement;

                  (c) The Escrow Agent shall hold the shares deposited until the two year anniversary of the Closing Date, whereupon the Escrow Agent shall release to each of the Members that Member's pro rata portion of shares, as directed in writing by Steven Hightower or by Peter Krause if Mr. Hightower is then deceased or incapacitated, remaining in the escrow after payment to the Indemnified Parties of all of its indemnity claims approved as provided in this Agreement, except that in the event a claim that may result in indemnification under this Agreement remains undetermined as of the two year anniversary of the Closing Date, a sufficient number of shares shall be retained in escrow to provide for payment of any such claim. On the first anniversary of the Closing Date, after payment to the Indemnified Parties of all of its indemnity claims approved as provided in this Agreement, and provided that there are retained in escrow a sufficient number of shares to provide for payment of any unapproved indemnity claims, the Escrow Agent shall release to the Members the aggregate number of shares of HomeSeekers common stock yielded by multiplying one hundred thousand (100,000) by a fraction equal to (x) one (1) minus (y) the fraction the numerator of which is seven (7) and the denominator of which is the Closing Sale Price for a share of HomeSeekers common stock on the first anniversary of the Closing Date. For example, if the Closing Sale Price for a share of HomeSeekers common stock on the first anniversary of the Closing date is $28.00, and if the unsatisfied indemnity claims are for $280,000 the Escrow Agent shall release a number of share equal to the product of 100,000 times (I minus 7/28), or 75,000 shares before retaining shares sufficient to satisfy the $280,000 indemnity claim; and shall retain 10,000 additional shares (valued at $280,000) to satisfy the indemnity claim; and thus shall release 65,000 shares.

                  (d) In the event of any claim by any of the Indemnified Parties for indemnification, the Indemnified Party shall give written notice to the Members, and the parties shall attempt to reach agreement in respect to that claim. If the parties fail to reach agreement within 30 days after notice of a claim has been given, the issue shall be submitted to arbitration in accordance with the rules and requirements of the CPR Center for Dispute Resolution. Each party shall submit three (3) proposed arbitrators. The parties shall agree one of the six (6) arbitrators so proposed. In the event the parties are unable to agree on the arbitrator, then the CPR Center for Dispute Resolution shall supply a panel of five arbitrators, and the parties shall select the arbitrator by taking turns eliminating one arbitrator from the panel until one arbitrator remains. The decision of the arbitrator shall be final and binding on all parties, and appropriate instructions in conformity with that decision shall immediately be given by the arbitrator to the Escrow Agent, who is authorized and directed to rely on such instructions.

                                   ARTICLE XI

                             SECURITIES LAW MATTERS

         The Members shall have the following registration rights with respect to HomeSeekers Shares issued to them hereunder:

         11.1 Registration. Within thirty (30) days of the Effective Date, HomeSeekers shall file Registration Statements covering the shares issued by HomeSeekers pursuant to this Agreement on Form S-3 under the Securities Act, or, in the event Form S-3 is not available to HomeSeekers, then on another applicable form. If for any reason the Registration Statement (or any subsequent registration statement filed thereafter pursuant to this Section 11.1) is rejected, then, within thirty (30) days of the rejection, HomeSeekers shall file additional Registration Statements covering the shares issued by HomeSeekers pursuant to this Agreement on Form S-3 under the Securities Act, or, in the event Form S-3 is not available to HomeSeekers, then on another applicable form, until such time as the shares are registered.

         11.2 This section has been intentionally left blank.

         11.3 Legends. The certificates representing HomeSeekers Shares shall bear the following legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE SHAREHOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Such legend shall be removed from the shares when those shares become the subject of an effective Registration Statement. HomeSeekers may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates if it is necessary to do so to comply with federal securities laws.

                                   ARTICLE XII

                                   DEFINITIONS

         12.1 Defined Terms. As used herein, the following terms shall have the following meanings:

                  "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

                  "Average Closing Sales Price" means the numeric average (i.e., sum of the closing Sale Prices divided by Number of Trading Days) of the Closing Sale Prices of HomeSeekers common stock for the period of time indicated.

                  The "Business" or "Terradatum's Business" shall have the meaning given in the first recital to this Agreement.

                  "Closing Date" shall have the meaning given in Section 3.1 of this Agreement.

                  "Closing Sale Price" means the last price in which a share of HomeSeekers common stock was sold as of the date of determination.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

                  "Effective Date" or "Effective Time" shall have the meaning given in Section 3.2 of this Agreement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

                  "Material Adverse Change (or Effect)"means a change (or effect), in the financial condition, properties, assets, liabilities, rights, obligations, or operations of Terradatum which change (or effect) individually or in the aggregate, is materially adverse to such financial condition, properties, assets, liabilities, rights, obligations, or operations.

                  "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

                  "Register", "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Terradatum, LLC Assets," "Terradatum, LLC Personal Property," "Terradatum, LLC Contracts," "Terradatum, LLC Real Property Leases," and "Terradatum, LLC Intangible Property" shall have the meanings set forth in Section 5.27 of this Agreement.

                  "Member Transaction Fees" means all legal, accounting, tax, consulting, appraisal and financial advisory and other fees and expenses, including any transfer taxes, fees and expenses and the cost of title insurance and surveys, incurred, paid, or payable by Terradatum or the Members in connection with the transactions contemplated hereby.

                  "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

                  "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

         12.2 Other Definitional Provisions.

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                                  ARTICLE XIII

                        TERMINATION, AMENDMENT AND WAIVER

         13.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of all of the parties hereto at any time prior to the Closing; or

                  (b) by HomeSeekers in the event of a material breach by the Members or Terradatum of any provision of this Agreement.

         13.2 Effect of Termination. Except as provided in Article X and for the provisions of Section 7.2, in the event of termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE XIV

                               GENERAL PROVISIONS

         14.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

                  (a)      if to HomeSeekers or Sub:

                           HomeSeekers, Incorporated
                           6490 South McCarran Blvd., Suite 28
                           Reno, NV 89509
                           Attn: Greg Costley, Chairman/CEO
                           Telephone:  (775) 827-6886
                           Facsimile:  (775) 827-8182
         with a copy to:

                           Jenkins & Carter
                           501 Hammill Lane
                           Reno, NV  89511-1004
                           Attn: Nathan M. Jenkins, Esq.
                           Telephone:  (775) 829-7800
                           Facsimile:  (775) 829-0511

                  (b)      if to Terradatum:

                           Terradatum Corporation
                           c/o Steven Hightower
                           8300 Sonoma Mountain Road
                           Glen Ellen, CA 95442

                           Telephone: (707) 938-1969
                           Facsimile: (707) 938-1345


                  (b)      if to the Members:

                           Steven Hightower
                           8300 Sonoma Mountain Road
                           Glen Ellen, CA 95442

                           Telephone: (707) 938-1969
                           Facsimile: (707) 938-1345

                           William D. Biggs
                           561 Silva Ave
                           Santa Rosa, CA 95404

                           Peter Krause
                           1305 North Dutton
                           P.O. Box 993
                           Glen Ellen, CA 95442
                           with a copy to:

                           Law Offices of Thomas C. Dashiell
                           151 El Camino Road
                           Berkeley, CA 94705

                           Telephone: (510) 655-2170
                           Facsimile:   (510) 655-2096

         14.2 Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Disclosure Schedule and Exhibits constitute a part hereof as though set forth in full above.

         14.3 Expenses. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby, except that HomeSeekers shall bear its auditors' cost in connection with the audit of Terradatum's financial statements by its auditors. In the event that the contemplated transaction fails to close due to no fault of HomeSeekers, Terradatum shall receive copies of the audit report, and shall repay to HomeSeekers half the cost of the audit within a one-year period. The Members hereby agree to pay any and all sales and/or use taxes which may become due and owing as a result of the completion of the transactions contemplated hereby.

         14.4 Waiver. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all parties. The failure of any party to enforce any of the provisions of this Agreement shall not be deemed a waiver of any provisions or of the right of the party thereafter to enforce any provisions.

         14.5 Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Members without the prior written consent of HomeSeekers, or by HomeSeekers without the consent of Terradatum.

         14.6 Counterparts; Facsimile. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executed copies of this Agreement of this Agreement may be delivered by facsimile, and delivery of executed facsimile copies to the parties and their counsel shall be deemed to be a delivery of a duplicate original and sufficient delivery to result in entry to this Agreement by the transmitting party; provided, however, that within ten
(10) days thereafter a signed duplicate original shall be forwarded to the party to whom a facsimile copy was forwarded.

         14.7 Governing Law, Jurisdiction and Waiver of Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada regardless of the fact that any of the parties hereto may be or may become a resident of a different country, state, or jurisdiction. Any suit, action, or proceeding arising out of, or with respect to, this Agreement shall be filed in a court of competent jurisdiction within the County of Washoe, State of Nevada or in the U.S. District Court for the District of Nevada, Northern Division. The parties hereby consent to the personal jurisdiction of such courts within the County of Washoe, State of Nevada and the U.S. District Court for the District of Nevada, Northern Division. The parties hereby waive any objections to venue in such courts with Washoe County, State of Nevada and the U.S. District Court for the District of Nevada, Northern Division.

         14.8 Representation by Counsel. Each party hereto represents and agrees with the other that it has been represented by independent counsel of its own choosing; it has had the full right and opportunity to consult with its respective attorneys and other advisors and has availed itself of this right and opportunity; its authorized officers have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's counsel; it is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

         14.9 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to receive from the other its reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

         14.10 Interpretation. If necessary to give effect to the terms and provisions hereof, the masculine, feminine, and neuter gender of the singular and plural number shall each be deemed to include the other whenever the context so indicates. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. The parties acknowledge and agree that this Agreement is the product of mutual negotiation and that no part herein shall be construed against either party as the author hereof, and that this provision is expressly made binding on any legal tribunal for any purpose.

         14.11 Severability. In case any provision of this Agreement shall, for any reason, be held to be invalid, unenforceable, or illegal, such provision shall be severed from this Agreement, and such invalidity, unenforceable or illegality shall not affect any other provisions of this Agreement.

         14.12 Headings. Headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, limit the scope, extent or intent of this Agreement or any provision hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                            HOMESEEKERS.COM. INCORPORATED,
                                            a Nevada corporation


                                            By:/s/ Greg Johnson
                                               ----------------------------
                                            Name: Greg Johnson

                                            Title: Director, Chief Technical Officer

                                            XMLS, LLC, a Nevada limited liability company


                                            By:/s/ Greg Johnson
                                               ----------------------------
                                            Name: Greg Johnson

                                            Title: Director, Chief Technical Officer

                                            TDT, LLC,  a Nevada limited liability company


                                            By: /s/ Steven Hightower
                                               ----------------------------
                                            Name: Steven Hightower

                                            Title: Manager

                                            MEMBERS

                                            TERRADATUM, LLC,  a Washington limited
                                            liability company

                                            By: DATATECH SERVICES, LLC,
                                            a California limited liability company


                                            By: /s/ Steven Hightower
                                               ----------------------------
                                            Name: Steven Hightower

                                            Title: Manager

                                       44








                                            By: /s/  STEVEN HIGHTOWER
                                               ----------------------------
                                                     STEVEN HIGHTOWER


                                            By: /s/  PETER KRAUSE
                                               ----------------------------
                                                     PETER KRAUSE


                                            By: /s/  WILLIAM D. BIGGS
                                               ----------------------------
                                                     WILLIAM D. BIGGS

                                       45